Exhibit 5.1

November 21, 2025

Beyond Air, Inc.

900 Stewart Avenue, Suite 310

Garden City, New York 11530

RE: Beyond Air, Inc. - Resale Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Beyond Air, Inc, a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed resale, from time to time, by Streeterville Capital, LLC, the selling stockholder identified therein (the “Selling Stockholder”), of up to 1,600,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) issuable to the Selling Stockholder pursuant to that certain Equity Purchase Agreement, dated November 4, 2025 (the “Equity Purchase Agreement”).

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Amended and Restated Certificate of Incorporation as currently in effect, (ii) the Company’s Bylaws as currently in effect, (iii) the Registration Statement, (iv) the Equity Purchase Agreement and the related Registration Rights Agreement, and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares that may be issued to the Selling Stockholder pursuant to the Equity Purchase Agreement have been duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered against payment therefor in accordance with the terms of the Equity Purchase Agreement, will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the Delaware General Corporation Law. We express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036

T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW